Exhibit 10.3

EXCHANGE CONTRACT

Straightforward

THIS EXCHANGE CONTRACT is made and entered into this 29th day of June, 2007 by and between, M.D.C. Holdings, Inc., a Delaware corporation, having an address of 4350 South Monaco Street, Denver, CO 80237, U.S.A. (hereinafter referred to as “Exchangor”) and Time Value Property Exchange, Inc., a Massachusetts corporation, having principal offices at Nine Damonmill Square, Suite 1A, Concord, MA 01742 (hereinafter referred to as “TVPX” or “Qualified Intermediary”) with reference to the following facts:

WITNESSETH:

WHEREAS, Exchangor is the owner of one (1) Dassault Aviation Falcon 2000 aircraft, bearing manufacturer’s serial number 147, currently registered with the Federal Aviation Administration as N777MN, equipped with two (2) Honeywell Model CFE 738-1-1B engines, bearing manufacturer’s serial numbers P105465 and P105432 (collectively treated as one property and referred to herein as the “Relinquished Aircraft”) which Exchangor holds for productive use in its trade or business or for investment; and

WHEREAS, Exchangor desires to dispose of the Relinquished Aircraft and to acquire one (1) Dassault Falcon 2000EX aircraft, bearing manufacturer’s serial number 120, currently registered with the Federal Aviation Administration as N333MX, equipped with two (2) Pratt and Whitney Canada 308-C engines, bearing manufacturer’s serial numbers CF-0265 and CF-0264 (the “Replacement Aircraft”) which Exchangor intends to hold for productive use in its trade or business or for investment in interdependent transactions upon terms and conditions which will qualify as a like-kind exchange (the “Exchange”) within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), and the “Safe Harbors” and other regulations thereunder; and

WHEREAS, TVPX is willing to act as a Qualified Intermediary within the meaning of Section 1031 of the Code and Treas. Reg. §1.1031(k)-1(g)(4)(iii) in order to facilitate the Exchange, and Exchangor accepts TVPX as the Qualified Intermediary under the Code and regulations thereunder; and

WHEREAS, Exchangor has entered into or an Aircraft Purchase Agreement dated April 3, 2007 (hereinafter referred to as the “Sales Agreement”) with Cardal, Inc. (hereinafter referred to as the “Buyer”) relating to the Relinquished Aircraft, and Exchangor will assign its rights under the Sales Agreement to TVPX as Qualified Intermediary, while Exchangor retains its obligations and warranties under the Sales Agreement, together with the power to transfer legal title to the Relinquished Aircraft directly to Buyer; and

WHEREAS, to complete the Exchange, Exchangor has entered into a Falcon 2000EX EASy Aircraft Purchase Agreement Number 2000-05-07191 DFJ dated November 7, 2005 (hereinafter referred to as the “Purchase Agreement”) with Dassault Falcon Jet Corp. (the “Seller”) relating to the Replacement Aircraft, and Exchangor will assign its rights under the Purchase Agreement to TVPX as Qualified Intermediary, while Exchangor retains its obligation and warranties under the Purchase Agreement, together with the power to receive legal title to the Replacement Aircraft directly from Seller.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Assignment of Rights to Dispose of Relinquished Aircraft.

Exchangor will accomplish the transfer of the Relinquished Aircraft by the written assignment to TVPX of Exchangor’s rights (but not its obligations and warranties) under the Sales Agreement with Buyer. Exchangor shall execute and deliver to TVPX an Assignment of Sales Agreement, substantially in the form of the Assignment of Sales Agreement attached hereto as Exhibit “A” and thereafter Exchangor shall transfer title to the Relinquished Aircraft directly to Buyer, after Buyer has been notified in writing of Exchangor’s assignment to TVPX of Exchangor’s rights under the Sales Agreement.

2.	Handling Proceeds of Transfer of Relinquished Aircraft.

All proceeds from the disposition of the Relinquished Aircraft, after deducting all allowable expenses on the transfer of the Relinquished Aircraft to the Buyer, shall be transferred from the closing to TVPX by direct transfer to Wachovia Bank, National Association (hereinafter referred to as “Holder”). Such funds shall be held by Holder in the account identified in Paragraph 1.2 of the Escrow Agreement dated June 29, 2007 between TVPX, Exchangor and Holder (the “Escrow Agreement”), such funds to be held pursuant to the Escrow Agreement and to be disbursed in accordance with the terms of this Exchange Contract in connection with the acquisition of the Replacement Aircraft and otherwise as provided in this Exchange Contract.

3.	Identification and Acquisition of Replacement Aircraft.

To complete the Exchange, Exchangor will either purchase the Replacement Aircraft identified above or will identify one or more other Replacement Aircraft by completing, executing and delivering a Property Identification Form for receipt by TVPX within forty-five (45) days after the Relinquished Aircraft is transferred to Buyer. Failure to properly identify the Replacement Aircraft will result in the failure of the Exchange. If the purchase of a Replacement Aircraft occurs within the forty-five (45) day period referred to above, such Replacement Aircraft will be deemed identified for the purposes of the identification requirements of IRC Section 1031. Exchangor shall arrange to acquire one or more identified Replacement Aircraft and shall enter into a Purchase Agreement for each. The transfer of the Replacement Aircraft to Exchangor shall be accomplished by the execution by Exchangor of and delivery to TVPX of the Assignment of Purchase Agreement, substantially in the form attached hereto as Exhibit “B”, and

Exchangor shall direct Seller to convey the Replacement Aircraft directly to Exchangor, after the Seller has been notified in writing of Exchangor’s assignment to TVPX of Exchangor’s rights under the Purchase Agreement. The Property Identification Form to be completed and executed by Exchangor and delivered to TVPX as set forth in this paragraph is attached hereto as Exhibit “C”.

4.	Promissory Notes.

TVPX shall not be required to execute or assume any promissory note or any other evidence of indebtedness in connection with the Exchange.

5.	Failure to Identify and Acquire Replacement Aircraft.

Notwithstanding any provision of this Exchange Contract or the Escrow Agreement to the contrary, Exchangor has no rights, except as provided in subparagraphs (i), (ii) and (iii) below, to receive, pledge, borrow, or otherwise obtain the benefits of money or other property held by TVPX, including the funds on deposit with the Holder under the Escrow Agreement, except to have the net proceeds of the disposition of the Relinquished Aircraft applied to acquire the Replacement Aircraft:

(i) In the event that Exchangor fails to identify the Replacement Aircraft by midnight of the forty-fifth (45th) day after the date Exchangor transfers the Relinquished Aircraft described above (the “Identification Period”), any net proceeds on deposit with the Holder arising from the sale of the Relinquished Aircraft shall be released to Exchangor at the direction of TVPX after the Identification Period;

(ii) In the event that Exchangor is unable to complete the Exchange by acquiring tax ownership of the previously identified Replacement Aircraft by midnight on the earlier of: (a) the one hundred and eightieth (180th) day after such date of transfer of the Relinquished Aircraft (irrespective of whether such day is a weekend day or holiday), or (b) the due date (including extensions) for Exchangor’s federal income tax return for the year in which the transfer of the Relinquished Aircraft takes place (the “Exchange Period”), any net funds on deposit with the Holder arising from the sale of the Relinquished Aircraft shall be released to Exchangor at the direction of TVPX after the Exchange Period; and

(iii) Any remaining net funds held by TVPX arising from the sale of the Relinquished Aircraft, including any funds placed on deposit with the Holder, plus Earnings, also shall be released to Exchangor after the expiration of the Identification Period at the direction of TVPX, upon or after: (A) Exchangor’s receipt of all of the Replacement Aircraft to which Exchangor is entitled under this Exchange Contract; or (B) the occurrence of a material and substantial contingency that (x) relates to the Exchange contemplated by this Exchange Contract, (y) is provided for in writing, and (z) is beyond the control of Exchangor and any disqualified person, as set forth in Treas. Reg. Sec. 1.1031(k)-1(g)(6)(iii).

The provisions of this Section 5 are intended to conform to the requirements of Treas. Reg. 1.1031(k)-1(g) (6) and shall be interpreted to conform with such regulation. Any amounts deliverable to Exchangor in accordance with this Section 5 shall be reduced by any charges, costs, fees, and transaction fees and expenses paid from such funds, including, but not limited to the amounts payable to TVPX pursuant to Section 9 below. Exchangor shall provide written notice to TVPX of the occurrence of an event described in subparagraphs (i), (ii) and (iii), above. Within five (5) business days after receipt of such notice by TVPX, and confirmation of such event by TVPX, as TVPX deems necessary, such net funds shall be delivered to Exchangor.

Notwithstanding anything to the contrary in this Exchange Contract, in the event that Exchangor is entitled to the relief described in Section 17 of Rev. Proc. 2005-27 or to any other extension of the deadlines under Treas. Reg. §1.1031(k)-1(b)(2) as a result of a major disaster declaration by the President or otherwise, the time periods described herein and the corresponding deadlines in the other documents attached to or referenced in this Exchange Contract shall be automatically extended for the duration of such extension.

6.	Earnings.

Exchangor and TVPX further understand and agree that during the term of this Exchange Contract, except for any funds that are temporarily placed in a non-interest bearing account, all funds held by Holder related to the Exchange shall be placed in a separate account, as provided for in the Escrow Agreement. Interest on such funds at the rate set forth in the Escrow Agreement (“Earnings”) shall accrue for the benefit of Exchangor and such Earnings are to be paid or be available to Exchangor only in accordance with this Exchange Contract and subject to the restrictions set forth in Section 5. Exchangor acknowledges it will receive a Form 1099 from Holder for such Earnings. TVPX is not entitled to share in the Earnings. However, Exchangor acknowledges that Holder may pay TVPX a fee separate from the Earnings.

7.	Notices.

All notices and other communications required or permitted to be given under this Exchange Contract shall either be hand-delivered, or sent by confirmed facsimile, e-mail, FedEx (or other nationally-utilized overnight delivery service), or certified or registered mail (return receipt requested), addressed to the other party at its address set forth herein. Notices shall be deemed to have been given and made on the date on which hand delivered, faxed or e-mailed or one business day after having been sent by overnight delivery service or five business days after having been mailed as hereinabove provided. The facsimile number for TVPX is 978-287-0055. The facsimile number for Exchangor is 720-977-4304. For purposes of this Exchange Contract, a “business day” is any day (other than a Saturday or Sunday) on which banks in Boston, Massachusetts are authorized or required to be open for business.

8.	Survival of Contract.

The terms of this Exchange Contract shall survive both the delivery of legal title to the Relinquished Aircraft to the Buyer and the acquisition of legal title to the Replacement Aircraft by the Exchangor.

9.	Payment.

Exchangor agrees to timely pay TVPX its fees of $1,500.00 plus miscellaneous transaction fees as agreed upon, which amounts are payable whether or not the Exchange is completed. Additionally, Exchangor agrees to timely pay the fees owed to TVPX and the other amounts referred to in the preceding sentence, regardless of whether or not the Earnings are sufficient to pay such fees and other amounts. Such charges are subject to increase if additional information becomes known that results in unanticipated work or expenditures by TVPX. Exchangor expressly agrees that TVPX shall have the right to receive payment by withdrawing all or any part of its fees from the funds on deposit with Holder; provided that any fees that are not so withdrawn by TVPX shall be due on the earlier to occur of (i) the date of each closing or (ii) the date that is fifteen (15) days from the date of invoice. Exchangor is responsible for and shall indemnify and hold TVPX harmless for all amounts due to or claimed by any third party involved in the Exchange, including, but not limited to brokers, title companies, closing agents, escrow agents, attorneys, lenders and insurance providers.

10.	Escrow Agreement Shall Control.

In the event that any provision of the Escrow Agreement conflicts in any way with any provision of this Exchange Contract, then the Escrow Agreement shall be controlling on any matter relating to the duties or responsibilities of the Holder. No provision of the Escrow Agreement shall be construed to override the provisions of Section 5 of this Exchange Contract, except that instructions from TVPX must be accompanied by an acknowledgement from the Exchangor in order for the Holder to be authorized to follow such instructions.

11.	Prevailing Party Entitled to Legal Fees.

In the event that any legal action is necessary to enforce or interpret any term or provision of this Exchange Contract, the prevailing party in such action shall be entitled to a reasonable attorney’s fee.

12.	Binding Contract on Others.

This Exchange Contract shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto.

13.	Governing Law; Cape Town Convention.

All matters arising under or relating to this Exchange Contract, and the rights and obligations of the parties hereunder, shall be governed by, and construed and enforced in accordance with the laws of the State of New York, except to the extent that any such matters are preempted by federal law or the official texts of the Convention on International Interests in Mobile Equipment and the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, adopted on 16 November 2001, at a diplomatic conference in Cape Town, South Africa, (collectively the “Convention and Aircraft Protocol”). Jurisdiction for any disputes arising under this Exchange Contract shall be in the state and federal courts of and for the State of New York; provided, however, that each party is hereby authorized to bring an action against the Registrar of the International Registry in Ireland for the limited purpose of resolving a dispute with the Registrar relating to the registration of any documents relating to the closings of any of the transactions referred to herein.

14.	Multiple Counterparts.

This instrument may be executed in any number of separate counterparts, each of which, when duly executed, shall constitute an original hereof. Each party may transmit its signature on this Exchange Contract by facsimile or e-mail (PDF or similar), and it is the intention of the parties that any faxed or e-mailed signed counterpart of this Exchange Contract shall have the same force and effect as an original.

15.	Representations and Accuracy of Dates.

(i)	EXCHANGOR REPRESENTS THAT IT HAS RECEIVED THE ADVICE OF ITS OWN LEGAL COUNSEL AND TAX ADVISER CONCERNING THIS TRANSACTION AND ITS STATUS AS A TAX-DEFERRED EXCHANGE. EXCHANGOR FURTHER UNDERSTANDS AND AGREES THAT NO EMPLOYEE, OFFICER, SHAREHOLDER OR AGENT OF TVPX HAS MADE ANY REPRESENTATIONS OR RENDERED ANY LEGAL OR TAX ADVICE CONCERNING THIS TRANSACTION OR ITS COMPLIANCE, IN WHOLE OR IN PART, AS A TAX DEFERRED EXCHANGE FOR FEDERAL OR STATE INCOME TAX PURPOSES. EXCHANGOR SHALL TIMELY COMPLETE AND FILE ALL REQUIRED TAX FORMS RELATING TO THE EXCHANGE, INCLUDING BUT NOT LIMITED TO IRS FORM 8824.

(ii)	EXCHANGOR ACKNOWLEDGES THAT IT IS SOLELY RESPONSIBLE FOR PROVIDING TVPX WITH COMPLETE AND ACCURATE INFORMATION CONCERNING THE PARTIES AND PROPERTIES INVOLVED IN THE EXCHANGE AND REPRESENTS THAT IT HAS COMPLIED AND WILL CONTINUE TO COMPLY WITH THE FOREGOING PROVISIONS OF THIS SENTENCE.

(iii)	EXCHANGOR REPRESENTS AND WARRANTS THAT THE PERSON(S) SIGNING THIS EXCHANGE CONTRACT AND ALL OTHER DOCUMENTS RELATING TO THE EXCHANGE FOR EXCHANGOR HAVE BEEN DULY AUTHORIZED TO EXECUTE AND DELIVER THIS EXCHANGE CONTRACT AND SUCH OTHER DOCUMENTS ON BEHALF OF EXCHANGOR. EXCHANGOR REPRESENTS AND WARRANTS THAT SUCH ENTITY HAS BEEN FORMED AND IS OPERATING IN ACCORDANCE WITH ALL APPLICABLE LAWS AND THAT SUCH ENTITY HAS RECEIVED ALL AUTHORIZATIONS REQUIRED FOR IT TO ENTER INTO AND CARRY OUT ITS OBLIGATIONS HEREUNDER.

(iv)	EXCHANGOR IS SOLELY RESPONSIBLE FOR DETERMINING THE LAST DAY OF THE IDENTIFICATION PERIOD AND THE LAST DAY OF THE EXCHANGE PERIOD AND/OR THE RESPECTIVE PROPERTY VALUES OF THE PROPERTIES IN THE EXCHANGE. EXCHANGOR IS REQUIRED TO IMMEDIATELY NOTIFY TVPX IN WRITING IF FOR ANY REASON EXCHANGOR BECOMES AWARE OF ANY ERRORS IN THE COMPUTATION OF THE CONSIDERATION PAYABLE UNDER THE SALES AGREEMENT, THE PURCHASE AGREEMENT OR THE DETERMINATION OF THE END OF THE IDENTIFICATION PERIOD OR THE EXCHANGE PERIOD.

16.	Miscellaneous.

(i)	Indemnification and Release.

TVPX and its parents, subsidiaries and affiliates and their respective officers, directors, employees, shareholders and agents (collectively, “Indemnified Parties”) shall have no liability for, and Exchangor hereby agrees to release, indemnify and hold each of the Indemnified Parties harmless from and against, any and all losses, damages, claims, demands, liabilities, obligations, penalties, costs and expenses, including reasonable professional fees (collectively, “Damages”) of any kind or description which relate to or arise out of this Exchange Contract, the Sales Agreement or the Purchase Agreement other than to the limited extent such Damages are caused by the gross negligence or willful misconduct of TVPX in the performance by TVPX of a material obligation of TVPX under this Exchange Contract. Such exoneration and indemnification expressly include, without limitation (except to the extent such Damages are caused by the gross negligence or willful misconduct of TVPX under this Exchange Contract), Damages relating to (i) the title, registration, condition, value, configuration, maintenance, refurbishment, operation, use or history of the Relinquished Aircraft before, during or after the term of this Exchange Contract, (ii) the title, registration, condition, value, configuration, maintenance, refurbishment, operation, use or history of the Replacement Aircraft before, during or after the term of this Exchange Contract, (iii) the sale, selection, identification or terms of sale of the Relinquished Aircraft or the purchase, selection, identification or terms of acquisition of the Replacement Aircraft, (iv) the actual or alleged presence, creation, production, collection, treatment, disposal, discharge, release, storage, transport or transfer of Hazardous Substances on, in, under, around or from the Relinquished Aircraft or the Replacement Aircraft, whether arising before, during or after the term of this Exchange Contract, (v) the qualification of the Exchange contemplated under this Exchange Contract as a “like-kind” exchange in whole or in part under Section 1031 of the Code, (vi) the sufficiency, correctness, validity or enforceability of any document or instrument delivered to or by TVPX, including without limitation, any faxed or e-mailed document or instrument, (vii) the form of execution of any such document or instrument delivered to TVPX, (viii) the identity, authority, or rights of any person executing or delivering any such document or instrument, (ix) the terms and conditions of any document or instrument pursuant to which the parties may act, (x) the validity or effectiveness of any of the transactions contemplated herein, or the treatment for tax purposes of any such transactions, including the receipt by Exchangor of any “true up” payment, (xi) compliance with or monitoring of the requirements of Section 1031 of the Code, including, without limitation, any time periods or notice or performance requirements, (xii) the treatment for tax purposes (including, without limitation, Section 1031 of the Code) of any funds delivered hereunder or the income, interest or other amounts which may be earned thereon, (xiii) any federal, state or local taxes, fees or similar charges, including any withholding taxes, property taxes, franchise taxes, sales taxes, use taxes, excise taxes, income taxes and registration fees, incurred in connection with this Exchange Contract or any of the related transactions, (xiv) any financial or other obligation to third parties arising under or related to any promissory note, mortgage, security agreement or other document entered into by, assumed by or otherwise affecting any of the Indemnified Parties in connection with this Exchange Contract, (xv) any contract, deed, settlement statement or other document entered into by, assumed by or otherwise affecting any of the Indemnified Parties in connection with this Exchange Contract, (xvi) any matter referred to in the Instruction Letter sent to Exchangor or its representative on or around the date that this Exchange Contract was sent to Exchangor for execution, whether or not the Instruction Letter was signed on behalf of Exchangor, (xvii) any representation, acknowledgement or obligation of Exchangor as reflected in the Instruction Letter (all of which Exchangor hereby confirms and ratifies), whether or not the Instruction Letter was signed on behalf of Exchangor or (xviii) any representation, warranty or obligation of Exchangor hereunder. TVPX is not an agent of or trustee for Exchangor. As used in this Exchange Contract, “Hazardous Substance” means any substance that (a) constitutes a hazardous waste or substance under any applicable federal, state, or local law, rule, order or regulation now or hereafter adopted; (b) constitutes a hazardous substance under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 USC §§9601 et seq.) and the regulations promulgated under that Act; (c) constitutes a hazardous waste under the Resource Conservation and Recovery Act (42 USC §§6901 et seq.) and the regulations promulgated thereunder; (d) constitutes a pollutant, contaminant, chemical or industrial, toxic, or hazardous substance or waste; (e) exhibits any of the characteristics enumerated in 40 CFR §§261.20-261.24; (f) is one of the extremely hazardous substances listed in §302 of the Superfund Amendments and Reauthorization Act of 1986 (Pub L 99-499, 100 Stat 1613) that are present in threshold planning or reportable quantities as defined under such Act; (g) is a toxic or hazardous chemical substance that is present in quantities that exceed exposure standards as that term is defined in §§6 and 8 of the Occupational Safety and Health Act, as amended (29 USC §§655, 657; 29 CFR pt 1910 subpt 2); (h) contains any asbestos; or (i) is a petroleum-based product, other than to the limited extent such Damages are caused by the gross negligence or willful misconduct of TVPX or the breach by TVPX of a material obligation of TVPX under this Exchange Contract. Exchangor agrees that, notwithstanding any provision hereof to the contrary, that the Indemnified Parties shall not incur any liability whatsoever in connection with the good faith performance by TVPX under this Exchange Contract, and Exchangor does hereby release and waive any claim that it may have against the Indemnified Parties, which may result from the performance by TVPX in good faith of its obligations under this Exchange Contract. The indemnification and hold harmless by Exchangor shall include the active defense of any claim made against any of the Indemnified Parties, including all legal expenses and costs and other professional expenses and costs reasonably incurred by any of the Indemnified Parties in connection therewith, including preparing or responding to complaints, applications, discovery, motions, demurrers, answers, affirmative defenses, counterclaims, cross-complaints, responding to or defending against audits, negotiating settlements, traveling to and from, preparing for and attending depositions, meetings, settlement conferences, legal proceedings or any meetings, relating to a claim for Damages or relating to matters arising out of or in connection with any investigation by, challenge by or controversy with any taxing authority as to the qualification of any one or more of the transactions contemplated by this Exchange Contract as a tax-deferred exchange. TVPX shall be entitled to rely upon the authenticity of any signature of a person purporting to hold an appropriate title, including, without limitation, any faxed or e-mailed signature, received by it relating to this Exchange Contract and the purchase and sale transactions contemplated by this Exchange Contract. The representations, warranties, covenants, agreements, indemnities and exonerations set forth in this subsection 16(i) shall survive the execution and delivery of the bills of sale for the Replacement Aircraft and the Relinquished Aircraft, the consummation or failure of the transactions contemplated by this Exchange Contract and the termination of this Exchange Contract.

(ii)	Amendments.

The terms of this Exchange Contract may not be modified, waived or amended other than by an instrument in writing executed by TVPX and Exchangor.

(iii)	Entire Agreement.

This Exchange Contract (including the Recitals and Exhibits hereto) and the Instruction Letter together with the other documents referenced herein and therein and executed in conjunction herewith collectively set forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other agreements, understandings, communications, representations or negotiations, whether oral or written, between the parties with respect thereto, all of which are hereby cancelled. There are no other agreements, representations or warranties, either oral or written, express or implied, relating to the subject matter hereof that are not expressly set forth in this Exchange Contract and the exhibits hereto and the Instruction Letter.

17.	Dispute Resolution.

(i)	Negotiation.

The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Exchange Contract promptly by negotiation between executives who have authority to settle the controversy and, to the extent reasonably possible, are at a higher level of management than the persons with direct responsibility for administration of this Exchange Contract. Any person may give the other party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and response shall include (a) a statement of that party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within thirty (30) days after delivery of the initial notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(ii)	Mediation.

If the dispute has not been resolved by negotiation as provided herein within forty-five (45) days after delivery of the initial notice of negotiation, or if the parties failed to meet within thirty (30) days, the parties shall endeavor to settle the dispute by mediation under the CPR Mediation Procedure then currently in effect. Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Distinguished Neutrals.

(iii)	Arbitration.

Any dispute arising out of or relating to this Exchange Contract, including the breach, termination or validity thereof, which has not been resolved by mediation as provided herein within forty-five (45) days after initiation of the mediation procedure, shall be finally resolved by final and binding arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect, by a sole arbitrator. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The place of arbitration shall be New York, New York. Either party may enforce the arbitrator’s award in a court with jurisdiction in the State of New York.

(iv)	Dispute Involving Holder.

In the event of a dispute involving the Holder, then the provisions of Paragraph 6.2 of the Escrow Agreement shall control over this Section 17.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Exchange Contract effective as of the date first above written.

QUALIFIED INTERMEDIARY:

TIME VALUE PROPERTY EXCHANGE, INC.,

a Massachusetts corporation

By:	/s/ Tobias Kleitman
Name:	Tobias Kleitman
Its:	President
EXCHANGOR: M.D.C. HOLDINGS, INC., a Delaware corporation

By:	/s/ Michael Touff
Name:	Michael Touff
Its:	Senior Vice President and General Counsel

EXHIBIT A, EXHIBIT B AND EXHIBIT C - OMITTED